Maven Brands Inc. Announces Tranche Closing of Private Placement

Vernon, British Columbia - November 22, 2021 - Maven Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("Maven" or the "Company") is pleased to announce that it has closed the first tranche of a non-brokered private placement by issuing an aggregate of 1,346,442 units ("Units") for aggregate gross proceeds of CAD $242,359.56 (the "Private Placement"). Each Unit consists of one common share and one-half of one warrant, with each whole warrant (each, a "Warrant") exercisable to purchase one additional common share (each, a "Warrant Share") at an exercise price of $0.27 for a period of two years from the issuance date of such Warrant.

In connection with the Private Placement, the Company paid an aggregate of $6,004.80 in cash commissions and 33,360 finder's warrants.

The Company intends to use the proceeds of the Private Placement to complete work for the launch of the Company's craft cannabis processing program, including the installation of packaging lines and microbial remediation equipment, purchasing craft cannabis flower inputs for product development, and general corporate purposes.

Insiders of the Company acquired 694,443 Units for consideration of approximately $124,999 in the first tranche. The issuance of securities to insiders pursuant to the Private Placement (the "Insider Participation") constitutes a related party transaction within the meaning of Multilateral Instrument 61-101 ("MI 61-101"). The Company has relied on exemptions to the formal valuation and minority shareholder approval requirements contained in sections 5.5(b) and 5.7(1)(a) of MI 61-101 in respect of the Insider Participation as no securities of the Company are listed or quoted for trading on certain prescribed stock exchanges, and neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the Insider Participation, insofar as it involved related parties, exceeded 25% of the Company's market capitalization.

All securities issued pursuant to the Private Placement are subject to a statutory hold period of four months and one day.

About Maven Brands Inc.

Maven is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 19,500 square foot facility in Lumby, British Columbia, and offer a full suite of in-house processing services to the craft cannabis community. Learn more at www.mavenbrands.ca.

Investor Contact:
Darcy Bomford
Chief Executive Officer
Darcy@mavenbrands.ca
1 (250) 275-6063

Media Inquiries: media@mavenbrands.ca

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion, timing, and size of the proposed offering, the issuance of warrants to purchase additional common shares, the expected use of proceeds from the offering, and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of Maven to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company will offer the units or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated capital raised under the offering, which could differ based upon market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, economic, competitive, geopolitical, and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.